FIRST AMENDMENT TO THE OMNIBUS SETTLEMENT AMENDMENT

This First Amendment to the Omnibus Settlement Amendment (“Amendment”) is entered into as of October 19, 2015 (“Amendment Effective Date”), by and between Quest Solution, Inc. f/k/a Amerigo Energy, Inc., a Delaware corporation (“Company”), and Mr. Kurt Thomet, an individual (“Mr. Thomet”) (collectively the “Parties”).

Recitals:

WHEREAS, the Parties entered into an Omnibus Settlement Agreement (“Agreement”), dated August 27, 2015, for the complete and final settlement of all their claims, differences, and demands with respect to Mr. Thomet’s employment with and equity ownership in the Company and debt obligations of the Company to Mr. Thomet;

WHEREAS, pursuant to Section 1.3 of the Agreement, Mr. Thomet agreed to accept as full satisfaction of the Promissory Notes the sum of $7,036,000.00, and the Company agreed to make payment to Mr. Thomet of that amount on or before September 30, 2015;

WHEREAS, the Company failed to timely make such payments;

WHEREAS, the Parties wish to modify the payment schedule of the Agreement, under the terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to modify the Agreement as follows:

1. Except as otherwise provided herein, all defined terms shall have the same meaning as such terms are defined in the Agreement.

2. Section 1.3 of the Agreement is deleted and replaced in its entirety, as follows:

1.3 Satisfaction of Promissory Notes. As of August 27, 2015, the outstanding balances of Promissory Note #1 and Promissory Note #2 (including principal and interest through the date hereof) were $4,848,304.72 and $4,785,470.68, respectively. Mr. Thomet agrees to accept as full satisfaction of the Promissory Notes the sum of $7,036,000 (the “Debt Settlement Amount”), allocated equally between the Promissory Notes and payable as follows:

(a) as of the Effective Date, the Company assigned the Licenses, as defined below and which for purposes of this Agreement shall have a value of $1,150,000; and

(b) principal payments totaling $5,886,000, of which $195,000 was paid on the Effective Date of the Agreement and $5,691,000, bearing interest as provided in Section 1.3(c), below, until paid in full and payable as follows:

(i) $2,500,000 upon funding of loan proceeds from FGI, which shall occur no later than October 21, 2015;

(ii) subject to Company’s receipt of consent from FGI, in FGI’s sole discretion, if such consent is required, $1,000,000 payable on the 15th of each month beginning November 15, 2015 until the balance of the Debt Settlement Amount and interest, is paid in full.

For clarity, this Agreement is not intended to, and shall not serve to, affect or terminate the Promissory Notes, or either of them, unless or until the Debt Settlement Amount is timely paid in full, provided however that all payments actually received on the Promissory Notes by Mr. Thomet will serve to reduce the obligations owing under the Promissory Notes, including but not limited to the amounts payable as of the date hereof as set forth in (a) and (b) of this Section 1.3. Further, in the event that the Company is able to procure any alternate funding prior to February 16, 2016, Company will use any such funding to repay the outstanding balance of the Debt Settlement Amount.

(c) The Debt Settlement Amount shall bear 6% simple interest beginning on October 1, 2015, which such interest amount shall increase to 12% - or at the maximum rate allowed by applicable law, whichever is less - upon any breach of the Agreement, as amended, until such time until such breach is cured. For clarity, such interest amount shall escalate as provided in this Section 1.3(c) regardless of whether FGI consents to the payment.

(d) Mr. Thomet’s obligation to accept the Debt Settlement Amount in full satisfaction of the Promissory Notes is conditioned upon payment in full by February 16, 2016. If the Debt Settlement Amount is not paid in full by February 16, 2016, effective as of 5 pm PDT on February 16, 2016, Mr. Thomet’s acceptance of the Debt Settlement Amount in full satisfaction of the Promissory Notes is automatically revoked, without notice or further action of any kind by him or any other person, and all obligations under the Promissory Notes (including without limitation principal and interest) shall immediately become due and payable, and shall bear interest at 12% per annum - or at the maximum rate allowed by applicable law, whichever is less - until paid in full.

(e) Until the Promissory Notes are satisfied in full, Company agrees not to: (i) make any distribution or dividend to any shareholder or other interest holder, including the redemption of shares, (ii) except for the October 1, 2015 increase in director compensation, increase the base fees or base employment compensation of any director, or officer of Company or its affiliates, or (iii) pay any bonus or deferred compensation to any director, or officer, even if such a bonus has been routinely declared and paid in the past. Provided, however, nothing herein shall restrict payment of debt obligations of Company that existed prior to the date of this Agreement to any shareholder, officer or director or the Company’s affiliates.

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3. Company acknowledges, warrants, and represents that Company’s liability to pay under, and perform, the Promissory Notes, is absolute and unconditional, and except for the payment of the Debt Settlement Amount plus interest in accordance with Section 1.3 of this Amendment, there exists no right of deduction, setoff, recoupment, counterclaim, or defense of any nature whatsoever, or if any such right exists then it is effectively and finally released by this Amendment.

4. In consideration of Mr. Thomet’s execution of this Amendment, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, Company’s release of Mr. Thomet under the Agreement shall become effective as of the date of this Amendment with respect to claims, demands, damages or fees, or liability of any nature whatsoever arising out of or related to the Promissory Notes, even though the Debt Settlement Amount has not been timely made in full. Company further waives any presently existing defenses against the payment and performance of any and all obligations under the Promissory Notes.

5. Simultaneously with the execution of this Agreement, Mr. Thomet agrees to execute and deliver a subordination agreement with FGI, in the same form attached hereto as Exhibit A.

6. Company agrees to pay Mr. Thomet’s attorneys’ fees and costs incurred in enforcing the terms of the Agreement and entering into this Amendment, within five (5) days of receipt of the invoice for such fees and costs.

7. Subject to the terms of this Amendment, Mr. Thomet agrees to forbear from taking any action to collect any amounts due to him under the Agreement.

8. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one instrument. Further, the parties agree that this Amendment may be executed and delivered by electronic transmission.

9. Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect as originally set out therein.

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WHEREFORE, having fully read and understood the terms of this Amendment, the Parties sign their names below with the intention that they shall be bound by it.

QUEST SOLUTION, INC.

Printed Name	Tom Miller

Signature:	/s/ Tom Miller

Its:	Chief Executive Officer

Date:	October 19, 2015

KURT THOMET, AN INDIVIDUAL

Signature:	/s/ Kurt Thomet

Date:	October 19, 2015

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Exhibit A

Subordination Agreement